UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported):  August 3, 2015

Sanchez Production Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Main Street, Suite 3000 Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 783-8000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01Other Events.

On August 3, 2015, after the close of trading on the NYSE MKT LLC (the “NYSE MKT”), Sanchez Production Partners LP (the “Partnership”) effected a ten-for-one reverse unit split of its common units, and post-split units of the Partnership began trading on August 4, 2015.  The Partnership previously announced the reverse unit split in its press release dated July 9, 2015.  As a result of the reverse unit split, every ten pre-split common units of the Partnership were automatically exchanged for one post-split common unit, with each unitholder entitled to receive at least one post-split common unit.  Immediately prior to the reverse unit split, there were 31,495,506 common units of the Partnership issued and outstanding, with a per unit closing trading price on the NYSE MKT on August 3, 2015 of $1.55.  Immediately after the reverse unit split, the number of issued and outstanding common units of the Partnership decreased to 3,149,582, not inclusive of shares required by DTCC due to the rounding up of fractional shares at the beneficial level, and the per unit opening trading price on the NYSE MKT on August 4, 2015 increased to $14.35.  In connection with the reverse unit split, the CUSIP number of the Partnership’s common units changed to 79971C201 (ISIN US79971C2017).  The Partnership’s ticker symbol on the NYSE MKT, “SPP,” remains the same.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANCHEZ PRODUCTION PARTNERS LP By: Sanchez Production Partners GP LLC, its general partner

Date: August 4, 2015	By:	/s/ Charles C. Ward
Charles C. Ward Chief Financial Officer and Secretary